Exhibit 99.1

August 6, 2010

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES SIX MONTH 2010 RESULTS

Leucadia National Corporation (LUK – NYSE) today announced its operating results for the six month period ended June 30, 2010.  Net loss attributable to Leucadia National Corporation common shareholders for the six month period ended June 30, 2010 was $43,665,000 ($.18 per diluted common share) compared to net income attributable to Leucadia National Corporation common shareholders for 2009 of $271,016,000 ($1.11 per diluted common share).  Net loss attributable to Leucadia National Corporation common shareholders for 2010 included income from discontinued operations of $9,508,000 ($.04 per diluted common share).

For more information on the Company’s results of operations for the first half of 2010, please see the Company’s Form 10-Q for the six months ended June 30, 2010, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month		For the Six Month
	Period Ended June 30,		Period Ended June 30,
	2010	2009	2010	2009

Revenues and other income	$412,477	$284,323	$786,919	$534,666

Net securities gains (losses)	$71,413	$(3,551)	$170,480	$(29,834)

Income (loss) from continuing operations before income
taxes and income (losses) related to associated companies	$80,801	$(130,529)	$123,814	$(212,012)

Income taxes	4,665	29,127	7,367	4,823

Income (loss) from continuing operations before income
(losses) related to associated companies	76,136	(159,656)	116,447	(216,835)

Income (losses) related to
associated companies, net of taxes	(321,922)	570,640	(170,728)	487,686

Income (loss) from continuing operations	(245,786)	410,984	(54,281)	270,851

Income from discontinued operations	9,508	–	9,508	–

Net income (loss)	(236,278)	410,984	(44,773)	270,851

Net loss attributable to the noncontrolling interest	1,134	39	1,108	165

Net income (loss) attributable to
Leucadia National Corporation common shareholders	$(235,144)	$411,023	$(43,665)	$271,016

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$(1.01)	$1.70	$(.22)	$1.13
Income from discontinued operations	.04	–	.04	–
Net income (loss)	$(.97)	$1.70	$(.18)	$1.13

Number of shares in calculation	243,312	241,095	243,302	238,982

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$(1.01)	$1.67	$(.22)	$1.11
Income from discontinued operations	.04	–	.04	–
Net income (loss)	$(.97)	$1.67	$(.18)	$1.11

Number of shares in calculation	243,312	248,135	243,302	248,131